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                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (this "Agreement"), dated as of September 24, 1999, between REGISTER.COM, INC., a Delaware corporation with offices at 575 Eighth Avenue, 11th Floor, New York, New York 10018 (the "Company"), and Jack S. Levy, residing at 3801 Hudson Manor Terrace, Apt. 4M, Bronx New York 10463 ("Employee").

         WHEREAS, the Company desires to engage Employee to perform services for the Company, and any present or future parent, subsidiary, or affiliate of the Company, and (subject to Section 11) any successor or assign of the Company (the "Companies"), and Employee desires to perform such services, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Term

         The Company shall employ Employee, and Employee shall perform duties and provide services, on the terms and conditions of this Agreement, for a period commencing October 11, 1999 (the "Commencement Date") and ending twelve months from the Commencement Date (the "Initial Period") or such shorter period as may be provided for herein. Thereafter, such period shall extend for consecutive forty-five (45) day periods, unless either party shall provide notice of non-renewal to the other party not less than thirty (30) days prior to the expiration of the Initial Period or any such forty-five (45) day period, as the case may be. The period during which Employee is employed hereunder is hereinafter referred to as the "Employment Period."

SECTION 2. Duties and Services

         During the Employment Period, Employee shall serve as General Counsel of the Company. Employee shall also be available to serve as the Secretary or an Assistant Secretary of any of the Companies. In performance of his duties contemplated in this Agreement, Employee shall be subject to the direction of the President or the Chief Executive Officer of the Company. Employee agrees to his employment as described in this Section 2, not to engage in any business activities other those of the Companies, to devote all of his business time and efforts to the performance of his duties under this Agreement, to perform in a diligent, professional and competent manner and to comply with the Company's policies in effect from time to time. The preceding sentence shall not preclude Employee from (i) engaging in charitable activities and community affairs, (ii) managing his personal investments and affairs and (iii) serving on the boards of a reasonable number of charitable organizations, provided that such activities set forth in this sentence do not interfere with the proper performance of his duties and responsibilities under this Section 2. Employee shall be based at the Company's headquarters, which shall be in New York City or within 25 miles thereof, and shall be available to travel as the needs of

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Company require. Prior to the Commencement Date, Employee shall execute the
Company's proprietary information agreement in substantially the form provided to Employee.

SECTION 3. Compensation

         (a) Base Salary. The Company shall pay Employee, during the Employment Period, an annual base salary of $116,327 (as it may be increased from time to time pursuant to this Section 3(a), the "Base Salary"), payable in equal, bi-monthly installments, or in accordance with the Company's policy for the payment of salaries to employees. The Base Salary will be reviewed not less frequently than once per year and may be increased at the sole discretion of the Board of Directors of the Company; provided, however, that in no event shall the Base Salary be decreased.

         (b) Options. On the Commencement Date, the Company shall award to Employee, subject to the terms and provisions of either (at the Company's sole discretion) the Register.com, Inc. 1999 Stock Option Plan or the Register.com, Inc 1997 Stock Option Plan (the "Option Plan") and one or more option agreements (the "Option Agreements") pursuant thereto, options (the "Options") to purchase up to:

                  (i) 35,000 shares of common stock, $.0001 par value per share, of the Company ("Common Stock"), for a purchase price equal to $5.00 per share, vesting on a monthly basis for a period of 42 months with the first monthly vesting date beginning on the 3-month anniversary of the Commencement Date, in 41 installments of 833 shares and a final installment of 847 shares; and

                  (ii)     15,000 shares of Common Stock on the following terms:

                           (A) vesting on a monthly basis for a period of 42 months, with the first monthly vesting date being the earlier of October 31, 2000 and the closing of a Qualified IPO (as such term is defined in the Certificate of Designation of the Company's Series A Convertible Preferred Stock), in 41 installments of 357 shares and a final installment of 363 shares; and

                           (B) a purchase price equal to $25.00 per share if the Qualified IPO does not close prior to October 31, 2000, or the price per share of Common Stock sold in the Qualified IPO if the Qualified IPO closes prior to October 31, 2000.

The Option Agreements shall each provide that the vesting of the Options shall accelerate upon the earlier of (x) a Change in Control (as defined in Section 11 below) to the 6-month anniversary date of the consummation of a Change in Control or (y) termination of the Employee's employment by the Company following a Change in Control other than for Cause (as defined in Section 10(a) below) or by the Employee for Good Reason (as defined in Section 10(c) below) to the effective date of such termination. The Option Agreements shall also provide that, in the event the Company terminates the Employee's employment during the Employment

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Period other than for Cause or the Employee terminates his employment for Good
Reason, the vesting of those Options that would have vested through the expiration of the Employment Period had such termination not occurred will accelerate to the effective date of such termination; provided, that, this sentence shall only apply to the Options set forth in Section 3(b)(ii) above if a Change in Control or Qualified IPO shall have occurred prior to such effective date.

         (c) Signing Bonus. The Company shall pay Employee a signing bonus of $25,000 payable within thirty (30) days following the Commencement Date. If at any time during the Initial Period, the Employee shall terminate his employment other than for Good Reason or the Company shall terminate Employee's employment for Cause, Employee shall disgorge to the Company a pro rata amount of such bonus based on a 12-month period.

         (d) IPO/Change in Control Bonus.

         The Company shall pay Employee a $50,000 cash bonus within fifteen (15) days of the earlier of (x) the date of the closing of a Qualified IPO and (y) the date of consummation of a Change in Control. The Company shall pay the Employee a $25,000 cash bonus on the earlier of (x) the one-year anniversary date of the closing of the Qualified IPO or (y) the 6-month anniversary date of the consummation of the Change in Control. The $50,000 cash bonus and the $25,000 cash bonus are hereinafter referred to as the "IPO/COC Bonuses." If a Qualified IPO or execution of a definitive agreement which contemplates a Change in Control shall occur during the Employee's employment with the Company, and the Employee (i) is terminated by the Company for a reason other than for Cause,
(ii) terminates for Good Reason, or (iii) the Company determines not to extend the Employment Period as provided in Section 1, then the Company shall pay the IPO/COC Bonuses at the following times: in the case of a Qualified IPO, on the effective date of the termination or non-renewal, and in the case of the execution of a definitive agreement which contemplates a Change in Control, on the date of the consummation of such Change in Control.

         (e) Employee Benefits. Employee shall be entitled to participate in all benefits for which Employee qualifies that the Company may make available to executive or administrative employees, on like terms, including all medical, disability, hospital, health and life insurance plans and arrangements. For the 3-month period during which Employee is not eligible to participate in the Company's current medical insurance program, the Company shall pay to Employee an amount equal to the amount of the Company's share of the insurance premium that the Company would have paid during such period.

         (f) Termination Payment upon Termination by the Company other than for Cause or by Employee with Good Reason. If the Company gives notice of termination of Employee's employment for a reason other than those described in
Section 10(a) below or if Employee terminates the Employment Period for Good Reason, then the Company shall pay Employee the Base Salary earned up to the effective date of such termination (the "Termination Date"), plus an amount (a "Termination Payment") equal to the Base Salary that would have been earned pursuant to Section 3 during the period from the Termination Date to the then scheduled expiration of the Employment Period.

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The Company may elect to make the Termination Payment (but not the IPO/COC
Bonuses) in regular and equal installments, or in a single payment equal to the present value thereof determined using an interest rate equal to 110% of the Short-Term Applicable Federal Rate for the month such termination is effective. Employee shall not be required to mitigate damages resulting from his termination of employment and the amounts payable to Employee pursuant to this
Section 3(f) shall not be offset or reduced by any other compensation earned by Employee. Unless otherwise stated in the Option Plan, all options to purchase Common Stock, including the Options, vested at the time of termination shall remain outstanding unless Employee is terminated for Cause.

         (g) Vacation. Employee shall be entitled to vacation and sick days in accordance with the Company's policies for senior executive staff from time to time.

SECTION 4. Expenses

         The Company shall reimburse Employee for all reasonable travel and other out-of-pocket expenses necessarily incurred in carrying out his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company.

SECTION 5. Representations and Warranties

         (a) Representations and Warranties of Employee. Employee represents and warrants to the Company that (a) Employee is not under any contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (b) Employee has no knowledge of any physical or mental disability that would hinder his performance of duties under this Agreement.

         (b) Representations and Warranties of the Company. The Company has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder. The Company has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by Employee, this Agreement shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has authorized the issuance and delivery of the Options in accordance with this Agreement. The Company is not under any contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of its obligations hereunder, or the other rights of Employee hereunder or pursuant to which the Company is required to give any notice or obtain any consent, approval or action prior to the execution of this Agreement or the performance of its obligations hereunder.

SECTION 6. Non-Solicitation

         In view of the unique and valuable services it is expected Employee will render to the Companies, Employee's knowledge of the customers, trade secrets, and other proprietary

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information relating to the business of the Company and its customers and suppliers and similar knowledge regarding the Companies it is expected Employee will obtain, and in consideration of the compensation to be received hereunder, Employee agrees:

         (i) that he will not during the Employment Period directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from any of the Companies any of its suppliers, customers, contractors, consultants, or employees; and

         (ii) for a period of twelve months after he ceases to be employed by any of the Companies under this Agreement or otherwise that neither he nor any of his affiliates will:

                  (A) intentionally solicit, or induce any employee, contractor, consultant of any of the Companies to terminate his or his employment therewith or hire/contract any person who within twelve (12) months preceding such hiring had been employed thereby; provided, however, that this subsection (A) shall not prohibit such action with respect to any person whose employment is terminated or suspended by any of the Companies; and

                  (B) in any manner, other than fair competition, intentionally (1) cause or attempt to cause any customer, supplier or other independent contractor of any of the Companies to reduce the level of business theretofore conducted by such customer, supplier or other independent contractor, or to cease doing business, with any of the Companies, or (2) discourage or attempt to discourage any prospective customer, supplier or other independent contractor from doing business with any of the Companies.

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SECTION 7. Patents, Etc.

         Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, and processes ("Such Inventions") which Employee now or hereafter during the Employment Period and for six (6) months thereafter may own, conceive of, or develop and either relating to the fields in which any of the Companies may then be engaged or contemplates being engaged or conceived of or developed utilizing the time, material, facilities, or information of any of the Companies, shall belong to the Company; as soon as Employee owns, conceives of, or develops any Such Invention, he shall immediately communicate such fact in writing to the Company, and without further compensation, but at the Company's expense (except as noted in clause (a) of this Section 7 below), forthwith upon request of the Company, Employee shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order (a) to vest in the Company all Employee's right, title, and interest in and to Such Inventions, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances ("Liens") (Employee to take such action, at his expense, as is necessary to remove all such Liens) and (b), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine.

SECTION 8. Confidential Information

         All confidential information (including, without limitation, trade secrets, know how, proprietary information, price lists, marketing plans and customer lists), which Employee may now possess, may obtain during the Employment Period, or may create prior to the end of the Employment Period relating to the business of the Companies or of any customer or supplier of the Companies shall not be published, disclosed, or made accessible by Employee to any other person, firm, or corporation either during or after the termination of this Agreement or used by it except during the Employment Period in the business and for the benefit of the Companies in each case without prior written permission of the Company. Employee shall return all tangible evidence of such confidential information to the Company prior to or at the termination of the Employment Period.

SECTION 9. Life Insurance

         If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit, to obtain life insurance on the life of Employee. Employee has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing for healthy men of his age.

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SECTION 10. Termination

         (a) Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Employment Period,

                  (1) either (i) Employee shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of three consecutive months, (ii) Employee shall be convicted of a crime, (iii) Employee breaches a fiduciary duty, (iv) Employee breaches a material term of this Agreement or a material policy of the Company
(v) Employee shall continually fail or refuse to perform any duties reasonably required in the course of his employment, (vi) Employee shall refuse to take or fail to satisfactorily to complete any screening test for illegal drugs and controlled substances that may be administered, (vii) Employee commits a dishonest act or common law fraud against the Company or any customer thereof, or (viii) Employee engages in misconduct in bad faith which is materially injurious to the Company (the events specified in clauses (ii) through (viii), "Cause") then, and in each such case, the Company shall have the right to give notice of termination of Employee's employment as of a date (not earlier than ten (10) days from such notice) to be specified in such notice, and Employee's employment hereunder shall terminate on the date so specified; provided, however, that, in the case of an event specified in clause (iv), or (v), the Company shall provide Employee with notice of such breach and a reasonable opportunity to cure such breach under the circumstances (but not more than thirty (30) days), and Employee's employment hereunder shall terminate on the date so specified if Employee has not cured such breach to the reasonable satisfaction of the Company within the period specified.

                  (2) Employee shall die, then Employee's employment hereunder shall terminate on the date of Employee's death. Unless otherwise stated in the Option Plan, all Options vested at the time of termination due to Employee's death shall remain outstanding.

Upon termination of Employee's employment under this Section 10(a), Employee shall be entitled to receive the Base Salary to the date on which termination shall take effect. If the Company shall terminate the Employee for Cause, any vested but unexercised Options granted under the Option Plan shall be cancelled and of no force and effect. Notwithstanding any other provision of this Agreement, upon a termination under Section 10(a)(1)(i), unless otherwise stated in the Option Plan, all Options (and, if applicable other options to purchase Common Stock granted to Employee) vested at the time of such termination shall remain outstanding and exercisable.

         (b) Nothing contained in this Section 10 shall be deemed to limit any other right the Company may have to terminate Employee's employment hereunder upon any ground permitted by law, by giving forty-five (45) days notice of termination. Upon termination of Employee's employment under this Section 10(b), Employee shall be entitled to receive all benefits and payments as specifically provided for pursuant to Section 3 of this Agreement.

         (c) Notwithstanding anything herein, Employee shall have the right to terminate his employment for Good Reason (as defined below) on giving ten (10) days notice to the

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Company. Upon termination of Employee's employment under this Section 10(c),
Employee shall be entitled to receive all benefits and payments as specifically provided for pursuant to Section 3 of this Agreement. For purposes of this Agreement, "Good Reason" shall mean:

                  (1) any action by the Company which results in a material and continuing diminution in the position, authority, duties or responsibilities, or the assignment to Employee of duties on a regular or continuing basis which are materially inconsistent with his duties described in Section 2,excluding for this purpose one or several isolated and insubstantial actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Employee or which are consistent with duties or responsibilities of senior executives of the Company;

                  (2) any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company after receipt of notice thereof given by the Employee; or

                  (3) the Company's requiring Employee to be based at any office or location other than as provided in Section 2 hereof.

         (d) Notwithstanding anything herein, Employee shall have the right to terminate his employment without Good Reason on giving forty-five (45) days notice to the Company. Upon such notice, Employee shall be entitled to receive the Base Salary to the date on which such termination shall take effect provided that he shall continue to perform his duties hereunder to such date. Following receipt of such notice, the Company may terminate the Employee's employment effective immediately in which case the Employee shall be entitled to receive the Base Salary to the date on which such termination shall take effect, shall not be entitled to any further bonus payments and shall not vest in any Options after such date.

         (e) Upon termination of employment for any reason, Employee shall be entitled to continued coverage under the Company's health, disability and medical benefits for the period provided under applicable law (but only to the extent Employee takes whatever actions are required of him under applicable law to secure such continued coverage).

         SECTION 11. Change in Control

         In the event of a Change of Control as defined below, then the Company may elect:

                  (1) to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving corporation; provided that such corporation shall assume in writing all of the obligations of the Company hereunder; and provided further that the Company (in the event and so long as it remains in business as an independent going enterprise) shall remain liable for the performance of its obligations hereunder in the event of a failure of the acquiring or surviving corporation to perform its obligations under this Agreement; or

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                  (2) in addition to its other rights of termination, to
terminate this Agreement upon at least ten (10) days' notice following the consummation of such Change in Control, whereupon Employee shall be entitled to receive all benefits and payments as specifically provided for pursuant to
Section 3 of this Agreement.

For purposes of this Agreement, "Change in Control" shall mean (i) the sale of all or substantially all of the assets of the Corporation or the merger or consolidation of the Corporation with or into any other corporation or entity in which the holders of the Corporation's outstanding Common Stock immediately prior to the merger or consolidation do not retain a majority of the voting power of the corporation or entity surviving the merger of consolidation or (ii) the acquisition by any person of shares of Common Stock representing a majority of the issued and outstanding shares of Common Stock then outstanding.

SECTION 12. Survival

         The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Employment Period, irrespective of any investigation made by or on behalf of any party.

SECTION 13. Modification

         This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

SECTION 14. Notices

         Any notices or other communication required or permitted by this Agreement shall be in writing and shall be sufficiently given if delivered in person, by air courier or by facsimile transmission, at the address set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14). Any such notice or communication shall be deemed given (a) if by air courier, when recorded on the records of the air courier as received by the receiving party;
(b) if sent by facsimile transmission, upon transmission, if on a business day and during business hours in the country of receipt; otherwise, notice shall be deemed given at 9:00 A.M. on the next business day in the country of receipt and
(c) if delivered in person, on the date of delivery.

SECTION 15. Waiver

         Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

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SECTION 16. Binding Effect

         Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees, and shall be binding upon and inure to the benefit of the Company and its successors and those who are its assigns under Section 11. If Employee should die while any amount would still be payable to Employee hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee's beneficiary, devisee, legatee or other designee, or if there is no such designee, to Employee's estate.

SECTION 17. No Third Party Beneficiaries

         Except as provided in Section 16, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

SECTION 18. Headings

         The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

SECTION 19. Counterparts; Governing Law

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of laws rule which would have the substantive law of any other jurisdiction apply to the subject matter hereof.

SECTION 20. Specific Performance

         Since a breach of the provisions of Sections 6, 7 and 8 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and Employee hereby consents to the issuance of such injunction. Employee agrees that the provisions of Sections 6, 7 and 8 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in Sections 6, 7 and 8 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

SECTION 21. Severability

         If any provision of this Agreement (including any provision relating to the scope or term of or geographic areas covered by Sections 6, 7 or 8) or the application thereof to any

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person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby; provided that, if any provision hereof or the application thereof shall be so held to be invalid, void or unenforceable by a final judgment of a court of competent jurisdiction, then such court may substitute therefor a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid, void or unenforceable provision and if such court shall fail or decline to do so, the parties shall negotiate in good faith a suitable and equitable substitute provision. To the extent that any provision shall be judicially unenforceable in any one or more jurisdictions, such provision shall not be affected with respect to any other jurisdiction, each provision with respect to each state being construed as several and independent.

SECTION 22. Waiver of Jury Trial

         Each of the Company and Employee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any other basis document or the transactions contemplated hereby or thereby.

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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                    REGISTER.COM, INC.

                                    By: /s/ Richard A. Forman
                                        ---------------------------
                                        Name:
                                        Title:


                                    /s/ Jack S. Levy
                                    -------------------------------
                                    Jack S. Levy


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